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                                                       EXHIBIT 99(i)


                                  ROPES & GRAY
                            One International Place
                        Boston, Massachusetts 02110-2624



                                       April 30, 1999



RS Investment Trust
388 Market Street
San Francisco, California 94104

Ladies and Gentlemen:

     We are furnishing this opinion in connection with Post-Effective Amendment No. 35 to the Registration Statement on form N-1A of RS Investment Trust (the "Trust") for the registration of an indefinite number of shares of beneficial interest (the "Shares") of RS Emerging Growth Fund, RS MidCap Opportunities Fund, RS MicroCap Growth Fund, RS Value + Growth Fund, RS Diversified Growth Fund, The Information Age Fund, RS Global Natural Resources Fund, RS Global Value Fund, RS Partners Fund, and The Contrarian Fund (each, a "Fund").

     In connection with this opinion, we have examined:

     (a) A copy of the Agreement and Declaration of Trust of the Trust, dated May 11, 1987 certified by the Secretary of the Trust.

     (b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated June 3, 1987 certified by the Secretary of State of The Commonwealth of Massachusetts.

     (c) A Certificate of Amendment of Agreement and Declaration of Trust dated October 15, 1990, certified by the Secretary of State of The Commonwealth of Massachusetts.

     (d) A Certificate of Amendment of Agreement and Declaration of Trust dated March 10, 1992, certified by the Secretary of State of The Commonwealth of Massachusetts.

     (e) A Certificate of Amendment of Agreement and Declaration of Trust dated December 1, 1994, certified by the Secretary of State of The Commonwealth of Massachusetts.

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RS Investment Trust                   -2-                        April 30, 1999


     (b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated March 13, 1997, and evidence of the filing thereof with the Secretary of State of The Commonwealth of Massachusetts.

     (d) A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated February 26, 1999, and evidence of the filing thereof with the Secretary of State of The Commonwealth of Massachusetts.

     (f) A certificate of the Secretary of State of The Commonwealth of Massachusetts dated April 30, 1999 certifying as to the authority of the Trust to exercise in The Commonwealth all of the powers recited in the Agreement and Declaration of Trust, and to transact business in The Commonwealth.

     (g)  A copy of the By-Laws of the Trust.

     (i) Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

     We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares. We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities. We have also assumed that each of the Shares will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

     We were not involved in the organization of the Trust, and understand that in connection with the filing of the original registration statement of the Trust under the Securities Act of 1933, as amended, you received an opinion of other Massachusetts counsel to the effect that the Trust is an entity of the type commonly known as a "Massachusetts business trust". We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a "Massachusetts business trust") and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of The Commonwealth of Massachusetts.

     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

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RS Investment Trust                   -3-                        April 30, 1999


     Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Fund, and that, when the Shares are issued and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

     Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Agreement and Declaration of Trust disclaims liability of any shareholder for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Ropes & Gray

                                       Ropes & Gray